EXHIBIT 99.2

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS ANNOUNCES POSITIVE TOP-LINE RESULTS FROM PIVOTAL PHASE 3 CLINICAL TRIAL OF MNTX IN OPIOID-INDUCED CONSTIPATION

– Primary efficacy endpoint highly statistically significant at both MNTX doses tested –

TARRYTOWN, N.Y. – March 10, 2005 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced positive top-line results from a pivotal phase 3 clinical trial of its investigational drug, methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI). MNTX induced laxation within four hours at more than four times the rate of placebo. On average, laxation occurred within about one hour in the MNTX-treated patients. These results were highly statistically significant, and the drug was generally well tolerated. Most AMI patients are treated with opioids (narcotics such as morphine or codeine) for pain and can experience debilitating constipation, a serious side effect that is not adequately addressed by current therapies, including laxatives or stool softeners. MNTX is a peripheral opioid receptor antagonist that is designed to treat the side effects of opioid therapy without interfering with pain relief.

“While opioids allow us to ease the pain of terminally ill patients, the constipation caused by these pain-relieving drugs can be equally problematical,” said Charles F. von Gunten, M.D., Ph.D., Editor-in-Chief of Journal of Palliative Medicine and Medical Director, Center for Palliative Studies, San Diego Hospice, a participating site in this MNTX clinical trial. “This phase 3 study showed that MNTX rapidly induced bowel movements in constipated AMI patients who were unresponsive to laxative therapy. If MNTX receives marketing approval, I believe that it will greatly benefit the practice of medicine in the hospice setting.”

Phase 3 study design

The phase 3 clinical trial was a double-blind, randomized, placebo-controlled study that enrolled AMI patients with opioid-induced constipation. Patients at 16 hospice centers in the U.S. were randomized to receive one of three blinded doses of study medication: placebo, MNTX 0.15 mg/kg, or MNTX 0.30 mg/kg. All patients had a life expectancy of less than six months, no laxation for 48 hours despite the use of laxatives and stool softeners, and stable opioid therapy. The primary endpoint of the study was whether a single subcutaneous dose of study medication induced laxation within four hours. Subsequently, all patients were eligible to receive MNTX in an open-label phase of the study over the next four weeks. Total accrual was 154 patients, approximately evenly divided among treatment groups.

Treating opioid-induced constipation with MNTX

The top-line statistical analysis was performed on data from the blinded portion of the study. All statistical analyses were performed on an intent-to-treat basis using two-sided tests. Highly statistically significant results were achieved for all of the primary and secondary endpoints of the study at both dose levels of MNTX tested. Top-line results were as follows:

Laxation within four hours, MNTX versus placebo (Primary efficacy endpoint: Cochran-Mantel-Haenszel test; significance testing at the 0.0249 level to account for multiple comparisons against placebo and an interim analysis)

•	62% of patients treated with MNTX 0.15 mg/kg ( p<0.0001)
•	58% of patients treated with MNTX 0.30 mg/kg ( p<0.0001)
•	13% of patients treated with placebo

Laxation within 24 hours without rescue medication, MNTX versus placebo (Secondary efficacy endpoint: chi-square test; significance testing at the 0.05 level)

•	68% of patients treated with MNTX 0.15 mg/kg (p=0.0004)
•	64% of patients treated with MNTX 0.30 mg/kg (p=0.001)
•	33% of patients treated with placebo

Median time to laxation, MNTX versus placebo (Secondary efficacy endpoint: log-rank test; significance testing at the 0.05 level)

•	70 minutes for patients treated with MNTX 0.15 mg/kg (p<0.0001)
•	45 minutes for patients treated with MNTX 0.30 mg/kg (p<0.0001)
•	>24 hours for patients treated with placebo

Preliminary safety data from the phase 3 study showed that MNTX was generally well tolerated in patients with AMI. The most frequently reported adverse events were transient abdominal cramping and flatulence. These events are consistent with phase 2 results and the drug's mechanism of action on the gastrointestinal tract. Serious adverse events attributed to study medication were rare and evenly distributed across the three groups. There were no reports of systemic opioid withdrawal due to study medication.

“Findings from this study in terminally ill patients confirm and support our efforts to develop MNTX as a drug to restore bowel function in opioid-induced constipation,” said Robert J. Israel, M.D., Progenics’ Senior Vice President, Medical Affairs. “To our knowledge, this study was the first pivotal phase 3 clinical trial ever performed in a hospice setting. Progenics is grateful to the patients and families who allowed us to conduct this important study in their homes, the location where most hospice patients are treated.”

MNTX development program

Progenics is developing MNTX for three different indications that correspond to three distinct dosage forms. Each form is potentially useful in clinical applications where onset of action, routes of administration, and ease of use can be tailored to fit the needs of the patient and healthcare professional. The Company is evaluating MNTX in the following settings:

In AMI, subcutaneous MNTX is being studied in a second pivotal phase 3 study which is expected to complete enrollment in mid-2005. Assuming positive results, a New Drug Application for MNTX in AMI could be submitted to the U.S. Food and Drug Administration as early as the end of 2005.

Progenics recently reported positive top-line phase 2 results using intravenous MNTX in the management of post-operative bowel dysfunction and plans to meet with FDA in 2005 to discuss designing a phase 3 clinical program.

The Company is also developing oral MNTX for relief of opioid-induced constipation in patients with chronic pain. Phase 1 clinical studies have been completed in healthy volunteers, and the Company plans to initiate a phase 2 clinical study in patients with chronic pain in 2005.

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of March 10, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

###

Editor’s Note:

Progenics issued two press releases today. The other release is entitled: Progenics Announces Management Changes